Exhibit 4.2

ZHANGMEN EDUCATION INC.

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$80,000 divided into

8,000,000,000 shares of a par value of US$0.00001 each, comprising of

(i) 7,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each,

(ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and

(iii) 500,000,000 shares of a par value of US$0.00001 each

THIS IS TO CERTIFY THAT                is the registered holder of                Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                  day of                  20                by:

DIRECTOR     ___________________________________